EXHIBIT 21
MSA SAFETY INCORPORATED
SUBSIDIARIES OF THE REGISTRANT
DECEMBER 31, 2022

Name	State or Other Jurisdiction of Incorporation
Compañia MSA de Argentina S.A.	Argentina
General Monitors Ireland Limited	Ireland
General Monitors, Inc.	Nevada
Globe Holding Company, LLC	New Hampshire
Latchways plc	United Kingdom
Mine Safety Appliances Company, LLC	Pennsylvania
MSA (China) Safety Equipment Co. Ltd.	China
MSA (Suzhou) Safety Equipment R&D Co., Ltd	China
MSA Advanced Detection, LLC	Pennsylvania
MSA Belgium bvba	Belgium
MSA Canada Inc.	Canada
MSA de Chile Ltda.	Chile
MSA de Mexico, S.A. de C.V.	Mexico
MSA do Brasil Ltda.	Brazil
MSA Europe GmbH	Switzerland
MSA Europe Holdings GmbH	Germany
MSA Gallet Holdings SAS	France
MSA Innovation, LLC	Pennsylvania
MSA International, LLC	Delaware
MSA Italia S.R.L.	Italy
MSA Nederland B.V.	Netherlands
MSA Österreich GmbH	Austria
MSA Polska Sp. z o.o.	Poland
MSA Production France SAS	France
MSA Produktion Deutschland GmbH	Germany
MSA S.E. Asia Pte. Ltd.	Singapore
MSA Safety Development, LLC	Pennsylvania
MSA Safety Malaysia Sdn. Bhd.	Malaysia
MSA Safety Pittsburgh Manufacturing, LLC	Pennsylvania
MSA Safety Sales, LLC	Pennsylvania
MSA Safety Services GmbH	Germany
MSA Spain S.L.U.	Spain
MSA Technologies and Enterprise Services GmbH	Germany
MSA Technologies and Enterprise Services SAS	France
MSA Technology, LLC	Pennsylvania
MSA Worldwide, LLC	Pennsylvania
Samsac Holdings (Pty.) Limited	South Africa
Senscient, Ltd.	United Kingdom
The above-mentioned subsidiary companies are included in the consolidated financial statements of the registrant filed as part of this annual report. The names of certain other subsidiaries, which considered in the aggregate as a single affiliate would not constitute a significant subsidiary, have been omitted.